UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant:  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

CONN’S, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CONN’S, INC.

SUPPLEMENTAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 24, 2023

To the Stockholders of Conn’s, Inc.

On April 13, 2023, Conn’s, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) in connection with the Company’s 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”) to be held on Wednesday, May 24, 2023, and mailed to the stockholders, other than those who previously requested electronic or paper delivery of proxy materials, a Notice of Internet Availability of Proxy Materials for the fiscal year ended January 31, 2023. The 2023 Annual Meeting will be held on Wednesday, May 24, 2023, at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, commencing at 12:00 P.M., Central Daylight Time.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission and made available to our stockholders for the purpose of providing additional information to the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety. Except as specifically amended by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares of common stock. This Supplement does not provide all of the information that is important to your decision in voting at the 2023 Annual Meeting; additional information is contained in the Proxy Statement that was previously made available to stockholders.

Specifically, we are providing this Supplement to revise or add the following provisions to the Proxy Statement. All page references used herein refer to pages in the Proxy Statement before any additions resulting from this Supplement, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Proxy Statement.

The first paragraph under the heading “Number of Directors to be Elected” on page 6 of the Proxy Statement is supplemented by amending and restating such paragraph as follows:

Our Board currently consists of ten director positions and we currently have nine members on our Board. We intend for any vacancies to remain until our Board of Directors desires to fill such vacancies or reduce the size of the Board. At this time the Board of Directors believes that the nominated slate of eight directors is an appropriate number of directors and does not intend to fill the director vacancies until qualified candidates are identified and accept appointments. The eight directors to be elected at the 2023 annual meeting will hold office until the 2024 annual meeting of stockholders, or until their respective successors have been elected and qualified or earlier upon their death, resignation or removal. You may not vote for a greater number of directors than those nominated.

The following paragraph is added after the second paragraph under the heading “Nomination Policies and Procedures” on page 15 of the Proxy Statement:

As the Chair of the Nominating and Corporate Governance Committee, Mr. Bobby Martin is deeply committed to gender and ethnic diversity and inclusion on the Board. In keeping with this commitment to diversity and inclusion, Mr. Bobby Martin, the Nominating and Corporate Governance Committee and the Board have determined to add at least one additional female director to the Board and over the last several months have been engaged in a robust search to actively seek out diverse candidates that will enhance the Board’s knowledge, skills and experience. As a result of this search, Mr. Bobby Martin recently helped identify and appoint Ms. Karen Hartje, a female director, to the Board in March 2023. The last three appointments to the Board have been female candidates, including one appointment from an underrepresented minority group. Mr. Bobby Martin is disappointed in the unexpected departures of the last two female Directors from the Board but, as mentioned, he and the Board recently filled one of the vacancies with a female director and are committed to appointing another gender diverse director to the Board by the 2024 Annual Meeting of Stockholders.

The Board reiterates its unanimous recommendation that shareholders vote FOR each director nominee, including Bob L. Martin.

By Order of the Board of Directors,

Mark L. Prior

Senior Vice President, General Counsel and Secretary

May 12, 2023

The Woodlands, Texas